Loan No. ML0976T2

                         PROMISSORY NOTE AND SUPPLEMENT
                           (SINGLE ADVANCE TERM LOAN)

           THIS PROMISSORY NOTE AND SUPPLEMENT (this "Promissory Note and Supplement") to the Master Loan Agreement dated as of December 27, 2002 (the "MLA"), is entered into as of August 24, 2005, between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska electric cooperative (the "Company"), and CoBank, ACB, a federally chartered instrumentality of the United States ("CoBank").

           SECTION 1. The Commitment. On the terms and subject to the conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make a loan (the "Loan") to the Company in the amount of $10,000,000 (the "Commitment"). CoBank's obligation to make the Loan shall expire at 12:00 Noon, Company's local time, on September 2, 2005, or such later date as CoBank may, in its sole discretion, authorize in writing. Under the Commitment, amounts borrowed and later repaid may not be reborrowed.

           SECTION 2. Purpose. The purpose of the Commitment is to refinance the $10,000,000 installment of principal that is due and payable on August 31, 2005 under that certain Promissory Note and Consolidating Term Loan Supplement dated as of December 27, 2002 and numbered 000976T1 (the "Existing Loan"). Interest on the installment being refinanced shall be paid at the time and in the manner provided in the Consolidating Term Loan Supplement.

           SECTION 3. Availability. Notwithstanding Section 2 of the MLA, the Loan will be made available: (1) on August 31, 2005 (the "Closing Date"); (B) in a single advance; (C) upon the written request of the Company in form and content specified by CoBank (the "Request for Loan"); and (D) by CoBank retaining the proceeds and applying them against the Existing Loan.

           SECTION 4. Interest. The company agrees to pay interest on the unpaid principal balance of the Loan in accordance with one of more of the following interest rate options, as selected by the Company:

                  (A) Weekly Quoted Variable Rate. At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate established by CoBank may not exceed the "CoBank Base Rate" (as hereinafter defined) on that day plus 3% and shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request. For purposes hereof, the "CoBank Base Rate" shall mean the rate of interest established by CoBank from time to time as the CoBank Base Rate, which rate is intended by CoBank to be a reference rate and not its lowest rate. The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein.

                  (B) Quoted Fixed Rate. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) rates may not be fixed for periods of less than 180 days; (2) amounts may be fixed in increments of $100,000 or multiples thereof; and (3) the maximum number of balances that may be subject to this option at any one time shall be five (5).


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Subject to the foregoing, the Company shall select the applicable rate option at the time it requests the Loan hereunder and may, on any Business Day, elect to convert balances bearing interest at the variable rate option to the fixed rate option. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, in no event may rates be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections proved for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company's local time. Interest shall be calculated on the actual number of days the Loan is outstanding on the basis of a year consisting of 360 days. Interest shall be:
(a) calculated quarterly in arrears as of the last day of each calendar quarter; and (b) payable on the 20th day of each July, October, January and April. In calculating interest, the date the Loan is made shall be included and the date each installment is repaid shall, if received before 3:00 P.M. Mountain time, be excluded.

           SECTION 5.        Loan Restructuring Fee.  (Waived by CoBank)

           SECTION 6. Promissory Note. The Company promises to repay the principal balance of the Loan to CoBank or order in 60 equal consecutive monthly installments, each due on the 20th of the month, with the first installment due on October 20, 2005, and the last installment due on September 20, 2010. In addition to the above, the Company promises to pay to the order of CoBank: (A) interest on the unpaid principal balance of the Loan at the times and in accordance with the provisions set forth above: and (B) all fees and other surcharges provided for herein or in the MLA. If any date on which principal or interest is due is not a Business Day, then such payment shall be due and payable on the next Business Day and in case of principal, interest shall continue to accrue on the amount thereof.

           SECTION 7. Prepayment. Subject to Section 10.1 of the MLA, the Company may prepay all or any portion of the Loan. Unless otherwise agreed, all prepayments will be applied to principal installments owing on the Loan in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

           SECTION 8. Security. The Company's obligations hereunder and, to the extent related hereto, the MLA, shall be secured as provided in first sentence of Section 2.04 of the MLA.

           SECTION 9. Additional Conditions Precedent. In addition to the conditions precedent set forth in the MLA, CoBank's obligation to make the Loan is subject to the condition that CoBank shall have received a duly completed and executed copy of the Request for Loan.

           IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to be executed by their duly authorized officers as the date shown above.

CoBANK, ACB                                 CHUGACH ELECTRIC ASSOCIATION, INC.

By:      /s/ Pat Schulz                     By:   /s/ Michael R. Cunningham
         --------------                           -------------------------

Title:   Assistant Corporate Secretary      Title:   Chief Financial Officer






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